“[    *    ]” = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit 10.2

License and Transfer Agreement for IL-21 Protein

This License and Transfer Agreement for IL-21 Protein (“Agreement”) is effective as of January 16, 2009 (the “Effective Date”) and is entered into by and between ZymoGenetics, Inc., a Washington corporation having a principal place of business at 1201 Eastlake Avenue East, Seattle, Washington 98102 (“ZGEN”), and Novo Nordisk A/S, a Danish corporation having a principal place of business at Novo Alle, DK-2880, Bagsvaerd, Denmark (“NN”).

WHEREAS, ZGEN and NN are parties to a certain Restated License Agreement for IL-21 effective as of January 1, 2003, which was amended and restated by the Second Restated License Agreement effective as of January 16, 2009;

WHEREAS, ZGEN and NN are parties to a certain Collaborative Data Sharing and Cross-License Agreement for IL-21 Protein (“Cross-License Agreement”) effective as of August 11, 2005, which has been terminated as of the Effective Date pursuant to a letter agreement (“Cross-License Letter Agreement”), which Cross-License Letter Agreement provides for the survival of certain provisions of the Cross-License Agreement;

WHEREAS, NN desires to cease development of the IL-21 Protein;

WHEREAS, ZGEN has retained all rights in NA for IL-21 Protein and desires to develop and commercialize IL-21 Protein in the RoW as well;

WHEREAS, ZGEN is interested in obtaining rights to NN’s data, Regulatory Submissions and Product Approvals, intellectual property, and other information generated pursuant to the Cross-License Agreement or otherwise related to the research and development of IL-21 Protein, pursuant to the terms of this Agreement;

WHEREAS, NN is willing to return its rights to IL-21 Protein formerly granted by ZGEN to NN while maintaining rights to remaining IL-21 Embodiments, as well as grant ZGEN worldwide access and rights to NN’s data, Regulatory Submissions and Product Approvals, intellectual property, and other information generated pursuant to the Cross-License Agreement or otherwise related to the research and development of IL-21 Protein, pursuant to the terms of this Agreement; and

WHEREAS, ZGEN is willing to compensate NN for return of RoW IP rights to IL-21 Protein, in exchange for obtaining rights to NN’s data, Regulatory Submissions and Product Approvals, intellectual property, and other information generated pursuant to the Cross-License Agreement or otherwise related to the research and development of IL-21 Protein, in each case pursuant to the terms of this Agreement.

NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

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ARTICLE 1

Definitions

SECTION 1.1. “Affiliate” means: with respect to a party, any other business entity which directly or indirectly controls, is controlled by or is under common control with the party. The direct or indirect ownership of at least fifty percent (50%) or, if smaller, the maximum allowed by applicable law, of the voting securities of a business entity or of an interest in the assets, profits or earnings of a business entity shall be deemed to constitute control of the business entity. For the avoidance of doubt, ZGEN and NN are not Affiliates of each other. Notwithstanding the above, the Novo Nordisk Foundation, Novo A/S and Novozymes A/S shall not be considered Affiliates of NN.

SECTION 1.2. “Agency” means: the FDA, EMEA or foreign equivalent of either.

SECTION 1.3. “Approval” means: any approval, registration, license or authorization from any Regulatory Authority required for the clinical trials or the marketing of a Product, including, without limitation, an approval, registration, license or authorization granted in connection with any Regulatory Submission.

SECTION 1.4. “Assignee Party” shall have the meaning set forth in SECTION 10.1.

SECTION 1.5. “Assigning Party” shall have the meaning set forth in SECTION 10.1.

SECTION 1.6. “BLA” or “PLA” means: a biologics license application or product license application filed with an Agency pursuant to the Agency’s regulations, including all amendments and supplements to the application, and any equivalent foreign filing with a Regulatory Authority.

SECTION 1.7. “Breaching Party” shall have the meaning set forth in SECTION 8.4.

SECTION 1.8 “CEO” means: chief executive officer.

SECTION 1.9 “Claim(s)” shall have the meaning set forth in SECTION 7.1.

SECTION 1.10 “Collaborative Agreement” means: the Collaborative Agreement for IL-21 effective as of December 14, 2002, between ZGEN and NN.

SECTION 1.11. “Commercialization Partner” means: a Sublicensee to whom ZGEN has extended certain commercialization rights that it received or reserved under this Agreement including the right to develop, promote, market, offer to sell, import, export, distribute, sell or have sold Products as part of a co-marketing agreement, co-commercialization agreement, strategic partnership, joint venture relationship or the like with ZGEN.

SECTION 1.12. “Common Product” means: a Product having as an active agent the IL-21 Protein identified as [    *    ].

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SECTION 1.13. “Confidential Information” means: information disclosed pursuant to this Agreement including all proprietary information and materials, patentable or otherwise, of a party that is disclosed by or on behalf of such disclosing party to the receiving party or its Affiliates, such as DNA sequences, amino acid sequences, vectors, cells, substances, formulations, techniques, methodology, equipment, plans, data, reports, know-how, assay results, preclinical studies and clinical trials and the results thereof, patent positioning and business plans, including negative developments.

SECTION 1.14. “Controls” and “Controlled” mean: the entity referenced has the ability to exploit and to license or sublicense the right to exploit the referenced technology or rights, without (assuming the timely payment of all applicable royalties) violating the terms of any agreement or other arrangement between the entity referenced and a third party.

SECTION 1.15 “CRO” means: contract research organization.

SECTION 1.16: “Cross-License Agreement” means: the Collaborative Data Sharing and Cross-License Agreement for IL-21 Protein, effective as of August 11, 2005, between ZGEN and NN.

SECTION 1.17. “Cross-License Letter Agreement” means: the Letter Agreement between ZGEN and NN regarding Termination of the Cross License Agreement, entered into as of the Effective Date.

SECTION 1.18. “EMEA” means: the European Medicines Evaluation Agency or any successor agency thereto.

SECTION 1.19. “FDA” means: the United States Food and Drug Administration or any successor agency thereto.

SECTION 1.20. “Force majeure” shall have the meaning set forth in SECTION 10.6.

SECTION 1.21. “IL-21 Antagonist Protein” means: a protein, and all species, fragments and modifications of such polypeptide sequence, encoded by an IL-21 Gene that act solely as (i) an antagonist protein on the IL-21 receptor (i.e., such protein binds the receptor but does not illicit receptor signaling), and (ii) competitively inhibits the binding of IL-21 Protein on the IL-21 receptor.

SECTION 1.22. “IL-21 Embodiment” shall have the meaning as defined in the Second Restated License Agreement.

SECTION 1.23. “IL-21 Gene” means: the polynucleotide sequence identified in [    *    ], and all species, fragments and modifications of such polynucleotide sequence that are disclosed in such application or any patents or patent applications included in Appendix A and Appendix C.

SECTION 1.24. “IL-21 Protein” means: the protein identified in [    *    ] and any protein encoded by an IL-21 Gene and all species, fragments and modifications of such polypeptide sequence that are disclosed in such application or any patents or patent applications included in Appendix A and Appendix C. For the avoidance of doubt, IL-21 Protein includes the Common

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Product. Notwithstanding the above, any IL-21 Antagonist Protein shall be expressly excluded from the definition of IL-21 Protein.

SECTION 1.25. “IL-21 ZGEN Know-How” means: all inventions, discoveries, know-how, methodologies, technology, data and tangible materials (including nucleic acids, peptides, vectors, proteins, cells, cell lines, transgenic and knock-out animals, and the like) that: (a) relate to an IL-21 Gene, IL-21 Protein or Common Product; (b) were invented, discovered, developed or otherwise generated by ZGEN or its Affiliates as of the Effective Date and (c) are Controlled by ZGEN or its Affiliates as of the Effective Date.

SECTION 1.26. “IL-21 ZGEN Patent Rights” means: (a) the patents and patent applications set forth in Appendix C appended hereto; (b) patents and patent applications Controlled by ZGEN or its Affiliates that claim an invention with a date of conception as of the Effective Date and that specifically recite as a claim element (i) an IL-21 Gene, IL-21 Protein or Product, (ii) a process, formulation and/or mixture comprising an IL-21 Gene, IL-21 Protein or Product, (iii) a method of making or manufacturing an IL-21 Protein or Product or (iv) a method of using an IL-21 Gene, IL-21 Protein or Product; (c) all divisional or continuation (in whole or in part) applications of the applications in described in (a) and (b); (d) all patents issuing from the applications described in (a), (b) and (c); and (e) all extensions, supplemental protection certificates (including any form of patent term extensions), reissues, reexaminations, substitutions or renewals of the patents described in (d). Notwithstanding the foregoing, if any portion of any application or patent described above does not specifically recite an IL-21 Gene, IL-21 Protein or Product as a claim element, then such portion of the application or patent is expressly excluded from the term “IL-21 ZGEN Patent Rights” but only to the extent that such portion does not claim an IL-21 Gene, IL-21 Protein or Product.

SECTION 1.27. “IMPD” means: an Investigational Medicinal Product Dossier application or its foreign equivalent.

SECTION 1.28. “IND” means: an Investigational New Drug application or its foreign equivalent.

SECTION 1.29. “JPT” shall have the meaning as set forth in SECTION 1.34 of the Cross-License Agreement.

SECTION 1.30. “JSC” shall have the meaning as set forth in SECTION 1.35 of the Cross-License Agreement.

SECTION 1.31. “Know-How Product” means: a product in final dosage form that contains an IL-21 Protein as an active agent and is not a Patent Product but that was developed through use of any Licensed Patent, Licensed Know-How, IL-21 ZGEN Patent Right or IL-21 ZGEN Know-How, or which otherwise incorporates or embodies Licensed Know-How or IL-21 ZGEN Know-How.

SECTION 1.32. “Licensed Know-How” means: all inventions, discoveries, know-how, methodologies, technology, data and tangible materials (including nucleic acids, peptides,

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vectors, proteins, cells, cell lines, transgenic and knock-out animals, and the like), trade secrets, technical reports and data (including non-clinical data, preclinical data, toxicological studies, methods of synthesis, methods of production or manufacture, assay information and clinical trial data) concerning a Product Controlled by NN as of the Effective Date that are necessary to make, have made, use or sell a Product.

SECTION 1.33. “Licensed Patents” means: (a) the patents and patent applications set forth in Appendix A appended hereto; (b) all worldwide patents and patent applications Controlled by NN as of the Effective Date that specifically recite as a claim element (i) an IL-21 Gene, IL-21 Protein or Product, (ii) a process, formulation and/or mixture comprising an IL-21 Gene, IL-21 Protein or Product, (iii) a method of making or manufacturing an IL-21 Protein or Product or (iv) a method of using an IL-21 Gene, IL-21 Protein or Product; (c) all divisional or continuation (in whole or in part) applications of the applications in described in (a) and (b); (d) all patents issuing from the applications described in (a), (b) and (c); and (e) all extensions, supplemental protection certificates (including any form of patent term extensions), reissues, reexaminations, substitutions or renewals of the patents described in (d). Notwithstanding the foregoing, if any portion of any application or patent described above does not specifically recite an IL-21 Gene, IL-21 Protein or Product as a claim element, then such portion of the application or patent is expressly excluded from the term “Licensed Patents” but only to the extent that such portion does not claim an IL-21 Gene, IL-21 Protein or Product.

SECTION 1.34. “MAA” means: a Marketing Authorization Application or its foreign equivalent.

SECTION 1.35. “Master Services Agreements” means: collectively (i) the Master Agreement for Pharmaceutical Services effective as of March 10, 2004 between ZGEN and NN, and (ii) the Master Services Agreement for Clinical Manufacturing and CMC Development Services relating to IL-21 effective as of January 5, 2007 between ZGEN and NN and (iii) the Quality Agreement for Clinical Manufacturing and CMC Development Services relating to IL-21 effective as of January 5, 2007 between ZGEN and NN.

SECTION 1.36. “Master Services Letter Agreement” means: the Letter Agreement between ZGEN and NN regarding Termination of the Master Services Agreements and work orders related thereto, entered into as of the Effective Date.

SECTION 1.37. “Milestone Fees” shall have the meaning set forth in SECTION 4.2.

SECTION 1.38. “NA” means: Canada, Mexico and the United States of America and its territories and possessions.

SECTION 1.39. “NN’s Existing Regulatory Submissions” means: the Regulatory Submissions filed by NN prior to the Effective Date.

SECTION 1.40. “NN Prosecuted Patents” shall have the meaning set forth in SECTION 3.4(b).

SECTION 1.41. “Non-Breaching Party” shall have the meaning set forth in SECTION 8.4.

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SECTION 1.42. “Ongoing Clinical Trials” means: NN’s clinical trials for the Common Product identified in Appendix B.

SECTION 1.43. “Patent Product” means: a product in final dosage form that contains an IL-21 Protein as an active agent the making, using, importation, exportation, offer for sale, or sale of which would infringe any unexpired Valid Claim of a Licensed Patent or IL-21 ZGEN Patent Right.

SECTION 1.44. “Process Development Agreement” means: the Agreement to Exchange Process Development Data for IL-21 Protein effective as of March 3, 2004, between ZGEN and NN.

SECTION 1.45. “Product” means: either a Patent Product or a Know-How Product.

SECTION 1.46. “Product Approval” means: the Approval from any Regulatory Authority on a Product specifically granted in connection with the Regulatory Submission of a BLA or MAA.

SECTION 1.47. “Regulatory Authority” means: any federal, national, multinational, state, provincial, or local regulatory agency, department, bureau, or other governmental entity with authority over clinical trials, safety, marketing, pricing and/or sale of any Product, including the FDA in the United States, the EMEA in Europe and the TGA in Australia.

SECTION 1.48. “Regulatory Submission” means: the submission to the relevant Regulatory Authority of an appropriate application seeking Approval, registration, license or authorization of any Product, including any relevant marketing authorization application, supplementary application or variation thereof, BLA, MAA, IND, IMPD or equivalent foreign application.

SECTION 1.49. “Restated License Agreement” means the Restated License Agreement for IL-21 effective as of January 1, 2003 between ZGEN and NN.

SECTION 1.50. “RoW” means: all countries of the world, except those within NA.

SECTION 1.51. “RoW Net Development Milestones” means: the net cumulative dollar amount (i.e., after subtracting payments or other reductions creditable to milestones pursuant to the applicable agreement) received by ZGEN from a third party Commercialization Partner as payments for development and regulatory milestone events based on RoW activities related to Products. Notwithstanding the above, [    *    ] ZGEN receives from a Commercialization Partner shall be included in the RoW Net Development Milestones. For the avoidance of doubt, RoW Net Development Milestones do not include royalty payments received by ZGEN pursuant to SECTION 5.1 or RoW Net Sales Milestones.

SECTION 1.52. “RoW Net Royalty Rate” means: the net royalty percentage of the RoW Net Sales (i.e., after subtracting royalty offsets and other reductions applied to royalties pursuant to the applicable agreement) received by ZGEN from a third party Commercialization Partner based on annual RoW Net Sales related to Products.

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SECTION 1.53. “RoW Net Sales” means: the gross amount invoiced by ZGEN, its Affiliates, Commercialization Partners and Sublicensees from sales or other dispositions of Products in RoW to any independent third party, less the following with respect to the invoiced Product,

i. any direct or indirect credits and allowances or adjustments, including credits and allowances on account of retroactive price adjustments or on account of rejection, recall or return of Products previously invoiced;

ii. any price reductions, discounts, chargebacks and rebates, as well as administrative, management and other fees, commissions, reimbursements and similar payments to wholesalers and other third party distributors, government authorities, benefit management organizations, health insurance carriers, hospitals, group purchasing organizations and other institutions;

iii. any sales, excise, turnover, value added, or similar taxes and any duties and other governmental charges imposed upon the production, importation, use or sale of Product(s);

iv. applicable transportation, importation, insurance and other handling charges; and

v. the per unit cost of special devices used for administration of Product, comprising the total of (a) the purchase price paid by ZGEN or its Affiliates if such device is purchased from third parties or (b) the fully allocated manufacturing cost of such devices if such devices are manufactured by ZGEN or its Affiliates. Such special devices shall not include conventional devices (e.g., tablets, standard syringes, suppositories and/or standard transdermal patches).

Deductions i, ii and iv in the aggregate shall not exceed [    *    ] of the gross amount invoiced for the Product, by ZGEN, or its Affiliates, Commercialization Partner(s) or Sublicensee(s) during any reporting period.

In the event that the Product in RoW is sold as part of a Combination Product (as hereinafter defined) the RoW Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the RoW Net Sales of the Combination Product by the fraction, A/(A + B) where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the Other Active Agents (as hereinafter defined) sold separately in finished form. In the event that the average sale price of the Product or Other Active Agents cannot be determined, RoW Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the RoW Net Sales of the Combination Product by the fraction C/(C+D), where C is the average per unit inventory cost of the Product and D is the average per unit inventory cost of the Other Active Agents. Inventory costs shall be determined in accordance with ZGEN’s regular accounting methods.

The fractions set forth in the preceding two paragraphs, as applicable, for a Combination Product shall be calculated once each calendar year, for a country, and shall be used during all

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applicable royalty reporting periods for the entire calendar year. When determining the average sale price or inventory cost of a Product or Other Active Agents, data for the preceding calendar year shall be used for calculating the applicable fraction; provided, however, that with respect to the first year of RoW Net Sales of a Combination Product for a country when there have not been prior separate sales of the corresponding Product, a reasonable estimate of the applicable fraction shall be used, and an adjustment made after the end of the year for the actual fraction calculated for the year. As used above, the term “Combination Product” means any pharmaceutical product which is comprises a Product and other pharmaceutically active compounds which are not moieties that are the subject of third-party patents pursuant to which royalties are payable to such third-parties in association with any Patent Products commercialized in accordance with this Agreement (“Other Active Agents”).

Notwithstanding the foregoing, the RoW Net Sales of a Product in a country shall never be reduced below [    *    ] of the gross amount invoiced for the Combination Product.

Any Product sold or otherwise disposed of in other than an arm’s-length transaction or for other property (e.g., barter) shall be deemed invoiced at its fair market value in the country of sale or disposition.

SECTION 1.54. “RoW Net Sales Milestones” means: the net cumulative dollar amount (i.e., after subtracting payments or other reductions creditable to such milestones pursuant to the applicable agreement) received by ZGEN from a third party Commercialization Partner for milestones based upon RoW Net Sales of a Product that would exceed a designated dollar amount resulting in a Commercialization Partner being obligated pay to ZGEN a one time fee. For the avoidance of doubt, RoW Net Sales Milestones do not include royalty payments received by ZGEN pursuant to SECTION 5.1 or RoW Net Development Milestones.

SECTION 1.55. “Second Restated License Agreement” means the Second Restated License Agreement for IL-21 effective as of January 16, 2009 between ZGEN and NN.

SECTION 1.56. “Sublicensee” means: a third party to whom ZGEN has extended rights that it received or reserved under this Agreement. For the avoidance of doubt, a Commercialization Partner is a Sublicensee.

SECTION 1.57. “Term” means: the period from the Effective Date of this Agreement through the earlier of the following dates: (i) date on which this Agreement expires or (ii) the date on which this Agreement is terminated.

SECTION 1.58. “TGA” means: the Australian Therapeutic Goods Administration or any successor agency thereto.

SECTION 1.59. “Valid Claim” means: a claim of a pending Licensed Patent or IL-21 ZGEN Patent Right, or an unexpired, granted Licensed Patent or IL-21 ZGEN Patent Right that has not: (i) been disclaimed, withdrawn, canceled, or abandoned; or (ii) been finally rejected or held invalid by a decision of a patent-granting authority beyond right of review or appeal; or (iii) been

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held invalid or unenforceable in an unappealable decision of a court or competent body having jurisdiction (including a decision which was appealable, but which was not timely appealed).

SECTION 1.60. “ZGEN Prosecuted Patents” shall have the meaning set forth in SECTION 3.4(a).

SECTION 1.61. “[    *    ] Patents” shall have the meaning set forth in SECTION 3.5(d).

Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context and vice versa. The words “including,” “includes” and “such as” are used in a non-limiting sense and have the same meaning as “including without limitation” and “including, but not limited to.” Herein” means anywhere in this Agreement. “Hereunder”, “Hereinafter” and “hereto” mean under or pursuant to any provision of this Agreement. References to Articles, Sections and Appendices are to Articles, Sections and Appendices of this Agreement unless otherwise specified. All Appendices annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Appendix but not otherwise defined therein, shall have the meaning as defined in this Agreement.

ARTICLE 2

Data and Know-How Transfer

Manufacture, Supply and Technical Transfer

Clinical and Regulatory Affairs

SECTION 2.1. Transfer Activities. NN shall:

(a)	transfer the items of Licensed Know-How listed on the IL-21 Protein Transfer Plan in Appendix D to ZGEN or to a third party designated by ZGEN including:

(i)	the documentation, data and information to the extent that NN has such documentation, data and information and is not prohibited by applicable law or contract from transferring such documentation, data and information;

(ii)	the manufacturing processes (including manufacturing process, stability program and QC assays) and know how for the Common Product to the extent that NN is not prohibited by applicable law or contract from transferring such manufacturing processes and know how for the Common Product; and

(iii)	the materials and reagents related to the IL-21 Protein or its testing to the extent that NN has such materials and reagents in its possession and is not prohibited by applicable law or contract from delivering such materials and reagents.

NN and ZGEN agree to use their commercially reasonable efforts to complete all transfers pursuant to this SECTION 2.1 as promptly as practicable following the Effective Date and in any event no later than June 30, 2009.

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SECTION 2.2. Clinical Supply Transfer. NN shall transfer to ZGEN or to a third party designated by ZGEN the clinical supply of Common Product that is listed on the IL-21 Protein Transfer Plan in Appendix D and which ZGEN requests in writing on or prior to March 31, 2009, except any such clinical supply that is required by NN to complete Ongoing Clinical Trials, at no cost to ZGEN, other than the cost to transfer such clinical supply which shall be borne by ZGEN. NN and ZGEN agree to use their commercially reasonable efforts to complete this transfer as promptly as practicable following the Effective Date and in any event no later than June 30, 2009. Notwithstanding the above, NN shall destroy all of the clinical supply of Common Product that is not required for clinical trials and which ZGEN does not request, in writing on or prior to March 31, 2009 in accordance with this SECTION 2.2, to be transferred to ZGEN or a third party designated by ZGEN.

SECTION 2.3. Oversight. All transfers pursuant to SECTION 2.1 and SECTION 2.2 shall be overseen by the JSC, which may delegate such oversight responsibility on a day-to-day basis to the JPT.

SECTION 2.4. Costs of Manufacturing Process Transfer. ZGEN shall use its commercially reasonable efforts to cause a prospective third party Commercialization Partner to assume [    *    ] costs of the transfer contemplated in SECTION 2.1(a)(ii). If no prospective Commercial Partner agrees to assume [    *    ] costs, NN and ZGEN shall bear their own internal costs incurred in such transfer that have not been assumed by a third party Commercialization Partner, and shall share the external costs of such transfer that have not been assumed by a third party Commercialization Partner on a [    *    ] basis. In no event shall NN bear any internal or external costs for such transfer after June 30, 2009.

SECTION 2.5. Assignment and Ownership of Approvals and Regulatory Submissions. ZGEN shall Control all Approvals and Regulatory Submissions filed by NN with respect to any Product. The JPT will develop a plan for the assignment or transfer by NN to ZGEN of all of NN’s Regulatory Submissions and Approvals relating to the Product, which shall provide for such assignment or transfer no later than June 30, 2009 and which the parties shall carry out once such plan has been approved by the JSC. No later than June 30, 2009, NN shall assign to ZGEN all Regulatory Submissions and Approvals related to Products, or close out such Regulatory Submissions and Approvals at ZGEN’s written request, which written request ZGEN shall provide to NN no later than March 31, 2009. The parties agree to use their commercially reasonable efforts and shall cooperate and agree to execute any documents necessary to give effect to the foregoing, as promptly as practicable following the Effective Date and in any event no later than June 30, 2009.

SECTION 2.6. Ongoing Clinical Trials. At its sole cost and expense, NN shall continue administering and supplying Ongoing Clinical Trials until the date on which the last Ongoing Clinical Trial has ended and NN’s obligations under this SECTION 2.6 have been fulfilled. Notwithstanding the above, NN shall not initiate any new clinical trials for any Products. In connection with administering and supplying the Ongoing Clinical Trials, NN shall:

(a)	fulfill all obligations for such Ongoing Clinical Trials as required by the relevant Regulatory Authorities; and

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(b)	shall comply with all reporting and regulatory obligations to ZGEN in accordance with SECTIONS 3.3(c)(i) and 3.3(c)(ii), 3.3(d) (as it relates to SECTION 3.3(c)(ii)(B)), 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11 of the Cross-License Agreement for each Ongoing Clinical Trial until such obligations are terminated as described herein. The provisions of the Cross-License Agreement identified in this SECTION 2.6(b) shall survive the termination of the Cross-License Agreement until ZGEN has received the last report relating thereto in accordance with SECTION 3.3(c)(ii) of the Cross-License Agreement, and such provisions shall terminate without further action on the part of either of the parties as of the date on which ZGEN has received such last report.

SECTION 2.7. Clinical Data Publication. ZGEN acknowledges and agrees that NN shall be free to publish the results of the Ongoing Clinical Trials in accordance with NN’s internal publication policies provided or summarized to ZGEN prior to ZGEN’s review of such publication as described in this SECTION 2.7. Notwithstanding the above, NN shall furnish ZGEN with copies of all proposed joint oral, written, graphic or electronic public disclosures relating to the Ongoing Clinical Trials. ZGEN may review such proposed disclosure for a period not to exceed thirty (30) days prior to submission for publication or presentation to ensure that its Confidential Information is not inadvertently disclosed. In order to fully protect the rights of both parties, any contemplated publication or other public disclosure containing the details of an invention, whether or not patentable, may be withheld for an additional period of ninety (90) days or until a patent application is filed thereon, whichever is first in time.

SECTION 2.8. Clinical Transfer.

(a)	The JPT will develop a plan for transfer from NN to ZGEN of all of NN’s pre-clinical activities, clinical trials, Regulatory Submissions and Approvals, such plan shall be approved by the JSC and, following such approval, the parties shall agree to use their commercially reasonable efforts to carry out such transfer as soon as practicable and in any event no later than June 30, 2009.

(b)	ZGEN shall Control all subsequent clinical trials related to Products that may arise out of any existing clinical trials related to Products.

SECTION 2.9. Right to Submit Information Exchanged. NN grants to ZGEN the right to submit to Regulatory Authorities any data received under this Agreement.

SECTION 2.10. Data Protection. The parties agree to comply with any applicable federal, state and local laws and regulations, including all applicable federal, state and local laws and regulations relating to the privacy of patient health information, including the Standards for Individually Identifiable Health Information, 45 C.F.R. parts 160 and 164; the EU Data Protection Directive and any other applicable national laws related to the privacy of patient health information.

SECTION 2.11. Assistance and Cooperation. With regard to the documentation transferred to ZGEN by NN as contemplated by this ARTICLE, prior to December 31, 2009 NN shall render such reasonable assistance to ZGEN as ZGEN may reasonably request as follows:

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(a)	to enable ZGEN to comply with any law applicable to any Product;

(b)	to aid in Regulatory Submissions and Product Approval;

(c)	to address communications and inquiries from Regulatory Authorities; and

(d)	to allow access and aid in the inspection of sites if required by a Regulatory Authority.

Such reasonable assistance may include promptly exchanging necessary data and information, executing documents, providing reports and summaries and performing such other acts as may be necessary in connection with achieving (a) through (d) above. Any assistance provided under this SECTION 2.11 shall be performed at ZGEN’s sole expense and shall include external costs as well as personnel costs incurred by NN, unless otherwise agreed in writing by the parties. NN shall give reasonable consideration to rendering reasonable assistance to ZGEN after December 31, 2009 on a case by case basis and upon such terms and conditions (including as to expense reimbursement) as may be agreed between the parties at such time.

SECTION 2.12. Cooperation and Transfer Obligations. The parties shall use their commercially reasonable efforts, and shall cooperate and agree to execute any documents necessary to give effect to the purposes of this ARTICLE. Provided that NN exerts its commercially reasonable efforts to fulfill its obligations according to the dates and timelines stipulated in this ARTICLE, NN shall have no obligations (whether obligations to bear any internal or external costs or otherwise) in respect of the transfer activities and activities ancillary thereto that are set forth in SECTIONS 2.1, 2.2, 2.4, 2.5, 2.8 and 2.11 beyond the applicable dates specified therein.

ARTICLE 3

Rights to IL-21 Protein Intellectual Property

SECTION 3.1. Ownership of Intellectual Property. Nothing in this Agreement shall affect the ownership of any Licensed Patents and Licensed Know-How by NN or its Affiliates. Nothing in this Agreement shall affect the ownership of any IL-21 ZGEN Patent Rights and IL-21 ZGEN Know-How by ZGEN or its Affiliates.

SECTION 3.2. License. Subject to the terms of this ARTICLE, NN hereby grants ZGEN an exclusive royalty-bearing (subject to SECTION 3.3), license (including the right to sublicense) in RoW under the Licensed Patents and Licensed Know-How to make, have made, conduct research, develop (including clinical development), use, sample, promote, manufacture, market, sell, offer to sell, have sold, distribute, import and export Products and IL-21 Protein; provided, however, that the foregoing license for Licensed Know-How shall become non-exclusive on a country-by-country basis after all Licensed Patents covering the Product or IL-21 Protein in any such country expire. The parties agree to execute any documents necessary to give effect to the foregoing, if required by applicable law.

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SECTION 3.3. Reservation of Right. NN reserves for itself, its Affiliates, commercialization partners and sublicensees, from the exclusive license in RoW it granted in SECTION 3.2, the worldwide nonexclusive right to make and use the IL-21 Protein only as required to develop (including to clinically develop), produce and commercialize products based on IL-21 Embodiments, so long as any such product resulting from such activities is sold only in RoW during the term of this Agreement.

SECTION 3.4. Patent Prosecution.

(a)	ZGEN Prosecuted Patents. ZGEN shall be solely responsible at its sole cost and expense, for the filing and prosecution of any and all patent applications (including opposition and interference proceedings) and for the maintenance of the Licensed Patents set forth in Part 1(a) of Appendix A (collectively the “ZGEN Prosecuted Patents”). With regard to ZGEN Prosecuted Patents, ZGEN shall deliver to NN a copy of each new patent application and all documents received from patent offices regarding such ZGEN Prosecuted Patents. NN shall have the right to review and comment on the nature and text of such, and ZGEN shall consider in good faith any comments from NN regarding steps that might be taken to strengthen such ZGEN Prosecuted Patents, provided that all final decisions regarding the filing and prosecution of all such ZGEN Prosecuted Patents shall be within ZGEN’s sole discretion; and if ZGEN elects not to prosecute or maintain any ZGEN Prosecuted Patents in any country, ZGEN shall provide NN with written notice of such election, in which case, NN shall be entitled to assume responsibility for prosecuting or maintaining such ZGEN Prosecuted Patents at its expense. Upon ZGEN’s reasonable request and at no out-of-pocket expense to NN, NN shall render such reasonable assistance, execute any documents and do such other acts as may be reasonably necessary in connection with such prosecution or maintenance of any such ZGEN Prosecuted Patents s by ZGEN.

(b)	NN Prosecuted Patents. NN shall be solely responsible at its sole cost and expense for the filing, prosecution and enforcement of any and all patent applications (including opposition and interference proceedings) and for the maintenance of the Licensed Patents set forth in Part 1(b) of Appendix A (collectively, the “NN Prosecuted Patents”).

SECTION 3.5. Patent Contacts and Transfer of ZGEN Prosecuted Patent Files.

(a)	Each Party shall designate a patent contact within thirty (30) days following the Effective Date. If at any time a vacancy or substitution occurs for any reason, the party that appointed the prior incumbent shall as soon as reasonably practicable appoint a successor and notify the other party’s patent contact.

(b)	For all ZGEN Prosecuted Patents, the NN patent contact shall (i) produce a docketing report, and (ii) along with the ZGEN patent contact coordinate the timely transfer of complete prosecution files to ZGEN within sixty (60) days after the Effective Date.

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(c)	The patent contacts shall, from time to time, coordinate the respective patent strategies of the parties relating to this Agreement, in particular the patent contacts will review and update the list of Licensed Patents from time to time. In accordance with this SECTION 3.5(c) the patent contacts may mutually agree in writing to: (i) move a ZGEN Prosecuted Patent to NN Prosecuted Patents and upon such move such patent shall be treated as such in accordance with this ARTICLE, (ii) move an NN Prosecuted Patent to ZGEN Prosecuted Patents and upon such move such patent shall be treated as such in accordance with this ARTICLE, or (iii) clarify that certain patents or patent applications solely cover IL-21 Antagonist Proteins; provided that such patent or patent application will not be considered an abandoned patent or patent application subject to SECTION 3.6.

(d)	Within a reasonable time after the Effective Date, with regard to NN patent application family [ * ] (listed in Appendix A, Part 1(a)(H)) (the “[ * ] Patents”), pursuant to SECTION 3.5(c) the patent contacts will split the subject matter of the [ * ] Patents into separate patent applications that solely cover: (1) IL-21 Proteins, and (2) IL-21 Antagonist Proteins. Pursuant to this SECTION 3.5(d), those [ * ] Patents that cover IL-21 Proteins will remain as ZGEN Prosecuted Patents, and those that cover IL-21 Antagonist Proteins shall be moved to NN Prosecuted Patents (Appendix A, Part 1(b)).

SECTION 3.6. Abandonment of Licensed Patents.

(a)	ZGEN Prosecuted Patents. With respect to the ZGEN Prosecuted Patents, if ZGEN elects not to prosecute or maintain any such patents or patent applications, ZGEN shall provide NN with a written notice of such election, in which case, NN may assume responsibility, within sixty (60) days from receipt of notice, for prosecuting or maintaining such patents or patent applications at its expense and, upon such assumption, such patent or patent application will continue to be a Licensed Patent. ZGEN shall not be responsible for any costs relating to such patents or patent applications that are incurred more than sixty (60) days after receipt of notice by NN. Upon request of NN and at no out-of-pocket expense to ZGEN, ZGEN shall render such reasonable assistance, execute any documents and do such other acts as may be reasonably necessary in connection with such prosecution or maintenance.

(b)

NN Prosecuted Patents. With respect to the NN Prosecuted Patents, to the extent such patents or patent applications are Licensed Patents, if NN elects not to prosecute or maintain any such patents or patent applications, NN shall provide ZGEN with a written notice of such election, in which case, ZGEN may assume responsibility, within sixty (60) days from receipt of notice, for prosecuting or maintaining such patents or patent applications at its expense, and upon such assumption, such patent or patent application will continue to be a Licensed Patent. NN shall not be responsible for any costs relating to such patents or patent applications that are incurred more than sixty (60) days after receipt of notice by ZGEN. Upon request of ZGEN and at no out-of-pocket expense to NN, NN shall render such reasonable assistance, execute any documents and do such

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other acts as may be reasonably necessary in connection with such prosecution or maintenance.

SECTION 3.7. Notice of Infringement and Conference. Each party shall promptly notify the other party in writing of any alleged or threatened infringement of any claim in the Licensed Patents exclusively licensed hereunder. Any notice provided under this SECTION 3.7 shall set forth all relevant facts (to the extent known by the party giving notice) in reasonable detail and shall include a reasonable description of available evidence associated therewith or copies of any readily available documentary evidence associated therewith. Upon receipt of such written notice, the parties shall confer regarding all available evidence of infringement or attack, and the manner of addressing such infringement or attack. The parties may agree to pursue the matter jointly.

SECTION 3.8. Enforcement of ZGEN Prosecuted Patents.

(a) ZGEN shall have the first right, but not the obligation, to initiate and control any action, including cease and desist letters and lawsuits, at its expense, to enforce any of the ZGEN Prosecuted Patents that are exclusively licensed hereunder by NN to ZGEN against any Person who is infringing or allegedly infringing any of the Licensed Patents because such Person is or allegedly is making, having made, conducting research, developing (including clinically developing), using, sampling, promoting, manufacturing, marketing, selling, offering to sell, having sold, distributing, importing or exporting an IL-21 Protein product. ZGEN shall consult with NN prior to initiation of any lawsuit to enforce against any Person any of the ZGEN Prosecuted Patents that are exclusively licensed hereunder by NN to ZGEN, and shall keep NN reasonably apprised of the progress of the matter. NN shall have the right, at its own expense, to join any legal proceeding initiated by ZGEN regarding any ZGEN Prosecuted Patent that is or is allegedly being infringed. If NN does not voluntarily join such suit and if NN is an indispensable party required to be joined as a party in such infringement action involving ZGEN, NN hereby agrees to waive any objections to such joinder on the grounds of standing, personal jurisdiction, venue and/or forum non conveniens, provided ZGEN shall promptly reimburse NN for all costs associated with such joinder.

(b) If within thirty (30) days after the conference described in SECTION 3.7, ZGEN has not taken any action to stop such infringement, NN shall have the right to take legal action regarding any infringement, at its own expense. If NN initiates legal proceedings hereunder, ZGEN shall have the right to join such suit, at its own expense. If ZGEN does not voluntarily join such suit and if it is an indispensable party required to be joined as a party in such infringement action involving the NN, ZGEN hereby agrees to waive any objections to such joinder on the grounds of standing, personal jurisdiction, venue and/or forum non conveniens, provided NN shall promptly reimburse ZGEN for all costs associated with such joinder.

(c) ZGEN may enter into any settlement, consent judgment, or other voluntary final disposition of any action that was initiated by ZGEN in accordance with SECTION 3.8(a) without NN’s prior consent; provided that NN receives a general release of any claims against it in such proceeding and NN is promptly provided thereafter a copy of such settlement, consent judgment or other voluntary disposition and such settlement is not otherwise inconsistent with

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the terms of this Agreement and would not have a material adverse impact on the validity, scope or enforceability of the Licensed Patents, result in a material payment by NN to a third party, or, following the date of such settlement, result in a material reduction in payments by ZGEN to NN pursuant to ARTICLE 5. Any other settlement, consent judgment or voluntary final disposition of any proceeding by ZGEN shall require the prior written consent of NN.

(d) NN may enter into any settlement, consent judgment, or other voluntary final disposition of any action that was initiated by NN in accordance with SECTION 3.8(b) without ZGEN’s prior consent; provided that ZGEN receives a general release of any claims against it in such proceeding and ZGEN is promptly provided thereafter a copy of such settlement, consent judgment or other voluntary disposition and such settlement is not otherwise inconsistent with the terms of this Agreement and would not have a material adverse impact on the validity, scope or enforceability of the Licensed Patents, or result in a material payment by ZGEN to a third party. Any other such settlement, consent judgment or voluntary final disposition of any proceeding by NN shall require the prior written consent of ZGEN.

(e) If a third party challenges the enforceability or validity of a ZGEN Prosecuted Patent, asserts ownership in a ZGEN Prosecuted Patent or Licensed Know-How or makes similar allegations with respect to other rights contained in the ZGEN Prosecuted Patents or the Licensed Know-How, then any action taken in response to such challenge, including settlement of any action taken in response to such challenge, shall be in accordance with SECTION 3.8(a) to (d).

SECTION 3.9. Monetary Awards. Unless otherwise specified herein, any damages or other monetary or non-monetary awards recovered in a legal action initiated or conducted pursuant to SECTION 3.8 shall be allocated as follows:

(a) if such legal action shall have been initiated or conducted by ZGEN: (i) unless NN voluntarily joins such suit, or has been required to be joined as a party (but has not at its own expense joined such legal proceeding initiated by ZGEN), ZGEN shall have the right to retain [    *    ]; or (ii) if NN has voluntarily joined such suit or has been required to be joined as a party (and has at its own expense joined such legal proceeding initiated by ZGEN), both NN and ZGEN shall be reimbursed for their respective internal and external expenses (including reasonable attorneys’ fees and costs) incurred in the legal action; and, second, the remaining balance from such recovery shall be split between ZGEN and NN on a [    *    ] basis.

(b) if such legal action shall have been initiated or conducted by NN: (i) unless ZGEN voluntarily joins such suit or is required to be joined as a party (but has not at its own expense joined such legal proceeding initiated by NN), NN shall have the right to retain [    *    ]; or (ii) if ZGEN has voluntarily joined such suit or has been required to be joined as a party (and has at its own expense joined such legal proceeding initiated by NN), both NN and ZGEN shall be reimbursed for their respective internal and external expenses (including reasonable attorneys’ fees and costs) incurred in the legal action; and, second, the remaining balance from such recovery shall be split between NN and ZGEN on a [    *    ] basis.

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(c) In the case of each of (a)(ii) or (b)(ii) above, if the recovery is less than both parties’ costs, the recovery shall be allocated on a pro rata basis based on each party’s internal and external expenses, and NN and ZGEN shall act in good faith to agree on the value of any non-monetary benefits or awards.

SECTION 3.10. Enforcement of NN Prosecuted Patents.

(a) NN shall have the sole right, but not the obligation, to initiate and control any action, including cease and desist letters, lawsuits and settlements thereof, at its expense, to enforce any of the NN Prosecuted Patents that are exclusively licensed hereunder by NN to ZGEN against any Person who is infringing or allegedly infringing any of the Licensed Patents; provided that if, and only if, such Person is, or allegedly is, making, having made, conducting research, developing (including clinically developing), using, sampling, promoting, manufacturing, marketing, selling, offering to sell, having sold, distributing, importing or exporting an IL-21 Protein product, then NN shall keep ZGEN reasonably apprised of the progress of the matter.

SECTION 3.11. Cooperation. In any legal proceeding conducted under this ARTICLE, unless otherwise expressly provided hereunder, each party agrees, without charge, to render such reasonable assistance, execute any documents and do such other acts as may be reasonably necessary in such legal action as the other party may reasonably request.

SECTION 3.12. Affiliates, Commercialization Partners and Sublicensees. Each party shall require its Affiliates, Commercialization Partners, and Sublicensees to comply with this ARTICLE.

ARTICLE 4

Diligence, Milestones and Royalties

SECTION 4.1. Diligence Obligations. ZGEN shall use commercially reasonable efforts to develop and commercialize Products and to seek Commercialization Partners who will use their commercially reasonable efforts to develop and commercialize Products in accordance with this Agreement.

SECTION 4.2. Milestone Fees. Within [    *    ] after achievement by ZGEN or its Affiliate, Commercialization Partner or Sublicensee of each milestone stated below, ZGEN shall pay NN the corresponding milestone fee (the “Milestone Fees”).

Milestone		Milestone Fee
(a)	[ * ] Milestone Fee. [ * ] for the first Product based on an IL-21 Protein.	[ * ]
(b)	[ * ] Milestone Fee. [ * ] for the first Product based on an IL-21 Protein.	[ * ]

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Each Milestone Fee shall be non-refundable and non-creditable against any other amount payable by ZGEN under this Agreement.

SECTION 4.3. Royalties on Patent Products. ZGEN shall pay a royalty to NN for each Patent Product made in RoW and offered for sale or sold in RoW, or used commercially, imported, offered for sale or sold in RoW by ZGEN, its Affiliates, Commercialization Partners or Sublicensees. ZGEN’s obligation to pay royalties for each Patent Product shall expire on the expiration date of the last-to-expire Licensed Patent or IL-21 ZGEN Patent Right with a Valid Claim which, in the absence of a license granted under SECTION 3.2, would be infringed by the making, using, importation, offer for sale, or sale of such Patent Product (i.e., when the Patent Product ceases being a “Patent Product” as defined in SECTION 1.43 and thereafter may become a “Know-How Product”). The royalties shall be calculated by multiplying the applicable royalty rate by the RoW Net Sales, in the relevant country, of such Patent Product. The applicable royalty rate shall be as set forth below.

RoW Royalty Rate
[ * ]

SECTION 4.4. Royalties on Know-How Products. ZGEN shall pay a royalty to NN for each Know-How Product made in RoW and offered for sale or sold in RoW, or used commercially, imported, offered for sale or sold in RoW by ZGEN, its Affiliates, Commercialization Partners or Sublicensees. ZGEN’s obligation to pay royalties for each Know-How Product shall expire in each country on the date twelve (12) years after the first sale of such Know-How Product in such country. The royalties shall be calculated by multiplying the applicable royalty rate by the RoW Net Sales of such Know-How Product. The applicable royalty rate shall be as set forth below.

RoW Royalty Rate
[ * ]

SECTION 4.5. Not Additive. The royalties under SECTIONS 4.3 and 4.4 are not additive. ZGEN shall pay the highest applicable royalty rate only. If the last-to-expire Licensed Patent or IL-21 ZGEN Patent Right expires earlier than twelve (12) years after the first sale of a Patent Product, then ZGEN shall pay to NN Know-How Product royalties until such twelve (12) year period runs.

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SECTION 4.6. No Royalty Offsets. ZGEN shall not offset or reduce any royalties due and payable to NN hereunder against royalties or other amounts paid or payable by ZGEN to third parties.

SECTION 4.7. Payments and Reports. Royalties payable pursuant to this Agreement shall be due quarterly within [    *    ] following the end of each calendar quarter for RoW Net Sales in such calendar quarter. All sales in foreign currencies shall be converted into United States dollars using the rate of exchange quoted by Bank of America and its successor(s) on the last business day of the calendar quarter in which the sales were made. Each such payment shall be accompanied by a statement of RoW Net Sales for the quarter (including number of units), applicable exchange rates and the calculation of royalties payable hereunder by Product and country. All Milestone Fees, royalties and all other amounts which are overdue under this Agreement will bear interest at the rate of [    *    ] from the date due through the date of payment. ZGEN shall keep and shall cause its Affiliates, Commercialization Partners and Sublicensees to keep complete, true and accurate records for at least five (5) years for the purpose of showing the derivation of all Milestone Fees and royalties payable under this Agreement. NN’s representatives, which are reasonably acceptable to ZGEN, shall have the right to inspect and audit such records at any time during reasonable business hours upon reasonable prior notice to ZGEN or any of its Affiliates, Commercialization Partners or Sublicensees, but such right will not be exercised more often than annually (it being understood that a single exercise of such right may include a series of related or continuing inspections and audits).

SECTION 4.8. Taxation of Payments. NN shall be responsible for and shall bear any taxes levied upon payments received by NN and NN hereby authorizes ZGEN to withhold such taxes from the payments which are payable to NN in accordance with this Agreement if ZGEN is either required to do so under the applicable tax laws or directed to do so by an agency of the relevant government. Upon NN’s written request, ZGEN shall with respect to the laws of Denmark, support NN in its legal efforts to minimize any such withholding taxes, and provide NN with information about and necessary for any documentation needed to reduce withholding to a legal minimum.

SECTION 4.9. Currency Blockage. If the laws or regulations of another country prevent the conversion of its currency into United States dollars for the payment of royalties, ZGEN will either (a) pay such royalties by depositing the currency of the other country into a bank account designated by NN in that country or (b) if permitted by applicable law, pay such royalties in the currency of the country in question to NN’s designee in that country.

ARTICLE 5

Excess RoW Royalty and Milestone Revenue Share

SECTION 5.1. RoW Net Royalty Rate [    *    ] from Commercialization Partner. ZGEN shall pay to NN within [    *    ] of the end of each calendar year, with respect to amounts paid or

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payable in the preceding calendar year, [    *    ] of the amount in US dollars equal to (x) the amount of royalties received by ZGEN from a Commercialization Partner (excluding, for the avoidance of doubt, RoW Net Development Milestones and RoW Net Sales Milestones) in excess of (y) the amount of royalties that would have been received by ZGEN upon the application of a RoW Net Royalty Rate of [    *    ].

SECTION 5.2. RoW Net Development Milestones Revenue Share. ZGEN shall pay to NN [    *    ] of the amount in US dollars equal to (x) the amount of RoW Net Development Milestones received by ZGEN from any Commercialization Partner in excess of (y) [    *    ]. Notwithstanding the above, any RoW Net Development Milestones shall be reduced by the dollar amount of any transfer costs paid by ZGEN to transfer the manufacturing process for the IL-21 Protein to a Commercialization Partner.

SECTION 5.3. RoW Net Sales Milestones Revenue Share. ZGEN shall pay to NN [    *    ] of the amount in US dollars equal to (x) the amount of RoW Net Sales Milestones received by ZGEN from any Commercialization Partner in excess of (y) [    *    ].

SECTION 5.4. Payments Due. ZGEN shall pay to NN the amounts due to NN under SECTION 5.2 and SECTION 5.3 within [    *    ] of the date on which any such payment obligation first arises and thereafter any additional amounts that become due hereunder within [    *    ] of the end of each calendar year in which any such payment obligation arises.

SECTION 5.5. Good Faith Efforts. ZGEN agrees with NN that ZGEN shall act in good faith to negotiate and agree with prospective Commercialization Partners on the basis that such Commercialization Partners will compensate ZGEN for RoW value under the terms of the relevant definitive agreement or agreements based solely on one or more of RoW royalties, RoW upfront payments and development and regulatory milestones, or RoW net sales milestones.

SECTION 5.6. Payments and Reports. For the avoidance of doubt, SECTIONS 4.7, 4.8 and 4.9 shall apply to ZGEN’s payment obligations under this ARTICLE.

ARTICLE 6

Confidentiality

SECTION 6.1. Confidentiality Obligation. Except as otherwise authorized under this Agreement, during the Term and for a period of [    *    ] thereafter, each party shall maintain as secret and confidential all Confidential Information obtained from the other party pursuant to this Agreement or prior to and in contemplation of this Agreement, and all other Confidential Information that it may acquire from the other in the course of this Agreement. Each party shall respect the other party’s proprietary rights in such Confidential Information, use the same exclusively for the purposes of this Agreement, and disclose the same only to those of its representatives to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement. The obligations under this SECTION 6.1 shall survive the termination of this Agreement.

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SECTION 6.2. Release from Confidentiality Obligation. Notwithstanding the foregoing provision, a party shall be permitted to disclose any Confidential Information of the other party to its patent practitioners or any patent office in any country, as is reasonably required for filing or prosecuting any patent application permitted to be filed by it hereunder, or to any Regulatory Authorities as is reasonably required for regulatory filings or the reporting of Serious Adverse Events or Adverse Events. Furthermore, the obligations of SECTION 6.1 shall not apply to Confidential Information that:

(a)	was properly in the possession of the receiving party, without any restriction on use or disclosure, prior to receipt from the disclosing party, and such possession can be demonstrated by competent evidence of the receiving party;

(b)	is in the public domain by public use, publication, general knowledge or the like, or after disclosure hereunder becomes general or public knowledge through no fault of the receiving party;

(c)	is properly obtained by the receiving party from a third party not under a confidentiality obligation;

(d)	is independently developed by or on behalf of the receiving party without the assistance of the confidential information of the disclosing party; or

(e)	is required to be disclosed by order of any court or governmental or regulatory authority after notification to the disclosing party of the necessity to allow the disclosing party to seek protection for the disclosing party’s confidential information from such court or governmental or regulatory authority.

SECTION 6.3. Disclosure of Confidential Information to Third Party Contractors, Consultants, Affiliates, Commercialization Partners, Sublicensees and CROs. ZGEN shall have the right to disclose NN’s Confidential Information to third-party contractors, consultants, Affiliates, Sublicensees, Commercialization Partners, prospective Sublicensees and Commercialization Partners, and CROs; provided that any such third-party has agreed to maintain such information confidential on terms no less stringent than those set forth in this ARTICLE.

ARTICLE 7

Indemnification

SECTION 7.1. Indemnification by ZGEN. ZGEN will indemnify, defend and hold NN, and its directors, officers, employees, and agents harmless from and against all actions, suits, proceedings, claims, demands and prosecutions (hereinafter a “Claim”) that may be brought or instituted, and all judgments, damages, liabilities, costs and expenses (including any attorneys’ fees) resulting directly therefrom, (i) arising out of the performance by ZGEN under this Agreement and its exercise of its license rights under this Agreement, including its use or the use by its Affiliates, Commercialization Partners and Sublicensees of the Licensed Patents and

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Licensed Know-How; (ii) subject to NN’s indemnification obligations under SECTION 7.2, arising from customers’ or users’ use of any Product developed, manufactured or sold by ZGEN or any of its Affiliates, Commercialization Partners or Sublicensees, (iii) arising out of any pre-clinical or clinical trials administered or conducted by or on behalf of ZGEN or any of its Affiliates, Commercialization Partners or Sublicensees in which trial any Product (including any Common Product) was used, whether or not such Product contained clinical supply thereof that was provided by NN to ZGEN, any of its Affiliates, Commercialization Partners or Sublicensees and (iv) arising from or in connection with the actual or alleged infringement or misappropriation of any patent or other proprietary right of any third party by reason of ZGEN or its Affiliates, Commercialization Partners or Sublicensees having made, imported, used, sold or offered for sale any Product. ZGEN’s indemnification obligations under this SECTION 7.1 will arise only if NN (i) notifies ZGEN promptly after it becomes aware of a Claim; (ii) permits ZGEN to control the defense and settlement, at ZGEN’s expense, of any such Claim; and (iii) does not settle any such Claim without the prior written approval and consent of ZGEN, which consent shall not be unreasonably withheld. If such a Claim is brought, NN shall render, at ZGEN’s cost and expense, all reasonable assistance requested by ZGEN in defending such Claim. ZGEN’s obligations under this SECTION 7.1 shall not apply to the extent that the Claim arose from the gross negligence or willful misconduct of NN (or its directors, officers, employees or agents).

SECTION 7.2. Indemnification by NN for Ongoing Clinical Trials. NN shall indemnify, defend and hold ZGEN, its directors, officers, employees and agents harmless from and against any and all Claims, judgments, costs, awards, expenses (including any attorneys’ fees) or liability of any kind arising out of personal injury or property damage caused or alleged to be caused as a result of Ongoing Clinical Trials. NN’s indemnification obligations under this SECTION 7.2 will arise only if ZGEN (i) notifies NN promptly after it becomes aware of a Claim; (ii) permits NN to control the defense and settlement, at NN’s expense, of any such Claim; and (iii) does not settle any such Claim without the prior written approval and consent of NN, which consent shall not be unreasonably withheld. If such a Claim is brought, ZGEN shall render, at NN’s cost and expense, all reasonable assistance requested by NN in defending such Claim. NN’s obligations under this SECTION 7.2 shall not apply to the extent that the Claim arose from the gross negligence or willful misconduct of ZGEN (or its directors, officers, employees or agents).

SECTION 7.3. Insurance. ZGEN shall maintain and cause its Affiliates, Commercialization Partners and Sublicensees to maintain, to the extent possible, appropriate product liability insurance with respect to the development, manufacture and sale of Products in RoW in such amount as each party customarily maintains with respect to sales of its other RoW products. ZGEN shall maintain and cause its Affiliates, Commercialization Partners and sublicensees to maintain, to the extent possible, such insurance for so long as it continues to manufacture or sell Products in RoW and thereafter for so long as each party customarily maintains insurance with respect to sales of its other RoW products.

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ARTICLE 8

Term and Termination

SECTION 8.1. Term and Expiration. This Agreement shall become effective on the Effective Date. Unless terminated earlier, the licenses provided hereunder for any Products shall expire on the date of expiry of the last to expire of the Licensed Patents, and this Agreement shall expire on the later of the (i) date of expiry of the last to expire of the Licensed Patents, (ii) date of expiry of the last to expire of the IL-21 ZGEN Patent Rights or (iii) date on which NN is no longer entitled to receive a royalty from ZGEN on any Product under this Agreement. After expiration (but not termination) of this Agreement, ZGEN shall have a fully paid up, irrevocable, non-exclusive license under the Licensed Know-How to make, have made, use, sell and have sold Products worldwide.

SECTION 8.2. Non-Viability. ZGEN may terminate this Agreement upon six (6) months prior written notice to NN with an explanation contained therein if, in the reasonable opinion of ZGEN’s senior management, the commercialization of IL-21 Protein or Products must be terminated for safety or efficacy reasons or lack of commercial viability. Termination pursuant to this SECTION 8.2 by ZGEN shall automatically terminate the licenses that NN granted to ZGEN under SECTION 3.2.

SECTION 8.3. Termination for Insolvency. Each party shall have the right to terminate this Agreement: (a) if the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (b) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the other party and such petition remains undismissed, undischarged or unbonded for a period of ninety (90) days after the filing thereof; or (c) if the other party shall make or execute an assignment for the benefit of creditors generally, have a receiver, administrator or an equivalent official appointed with respect to its properties or undertakings, enter into any liquidation or become insolvent. Termination pursuant to this SECTION 8.3 by NN shall automatically terminate the licenses that NN granted to ZGEN under SECTION 3.2. Notwithstanding the above, termination pursuant to this SECTION 8.3 by ZGEN shall not terminate the licenses that NN granted to ZGEN under SECTION 3.2.

SECTION 8.4. Termination for Material Breach. If a party (the “Breaching Party”) is in material breach of its obligations under this Agreement (including failure to meet diligence, or reporting obligations or failure to pay amounts due), the other party (the “Non-Breaching Party”) shall have the right to terminate this Agreement upon written notice to the Breaching Party, which notice shall include an explanation specifying the material breach. If the Breaching Party has not cured such material breach within sixty (60) days after the date of such written notice (or ten (10) days in the case of the failure to pay any amount due), this Agreement shall terminate upon expiration of such sixty (60) day, or ten (10) day, period, as applicable. Termination pursuant to this SECTION 8.4 by NN shall automatically terminate the licenses that NN granted to ZGEN under SECTION 3.2.

SECTION 8.5. Effect of Expiration or Termination. Except as expressly stated herein, expiration or termination of this Agreement shall not relieve the parties of any obligations accruing prior to such expiration or termination, including any payment obligations, and the

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obligation to provide data, information and documentation generated prior to the date of termination and to deliver reports incorporating such information and documentation. In addition to any provision that expressly provides for its survival, the provisions of ARTICLES 1, 3 (as modified by this ARTICLE 8), 6, 7 and 10 and SECTIONS 4.7, 5.4, 5.6, 8.6, 9.3 and 9.4 shall survive the expiration or termination of this Agreement. Expiration or termination of this Agreement shall not affect any party’s ability to seek any other remedies available at law.

SECTION 8.6. Return of Technical Information. Upon termination of this Agreement, unless such termination is due to a material breach of this Agreement by NN under SECTION 8.4 or due to the insolvency of NN under SECTION 8.3, ZGEN shall, upon NN’s request, cause to be promptly delivered to NN all RoW materials containing any Licensed Know-How and any other RoW documents, data or Confidential Information relating to the IL-21 Protein solely in RoW obtained from NN by ZGEN pursuant to this Agreement and shall (a) at NN’s election, assign to NN all rights in any RoW pre-clinical and/or clinical data, RoW clinical trial protocols, RoW regulatory applications or approvals (e.g., INDs) (to the extent assignable) requested by NN, and cause each of its Affiliates, Commercialization Partners and Sublicensees to take such actions as to which NN shall be responsible for all future costs and charges accruing thereunder, and (b) during the six (6) months following termination, discuss with NN RoW information and data that exists with respect to the IL-21 Protein and Products and provide to NN such relevant information and data requested by NN, which it may thereafter use, either alone or with others.

ARTICLE 9

Representations and Warranties

SECTION 9.1. Representations, Warranties and Covenants of NN. NN represents and warrants to and covenants with ZGEN that:

(a)	NN is a corporation duly organized, validly existing and in corporate good standing under the laws of Denmark; and

(b)	NN has the corporate and legal right, title, authority and power to enter into this Agreement; and

(c)	NN has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

(d)	upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of NN, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

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(e)	the performance of its obligations under this Agreement will not conflict with or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

(f)	NN will not during the Term enter into any agreements, contracts or other arrangements that would prevent NN from meeting its obligations or adversely impact ZGEN’s rights under this Agreement; and

(g)	NN will comply with all applicable laws, regulations and guidelines in connection with the performance of NN’s obligations under this Agreement; and

(h)	As of the Effective Date, Appendix A identifies all worldwide patents and patent applications Controlled by NN or its Affiliates as of the Effective Date and that specifically recite as a claim element (i) an IL-21 Gene, IL-21 Protein or Product, (ii) a process, formulation and/or mixture comprising an IL-21 Gene, IL-21 Protein or Product, (iii) a method of making or manufacturing an IL-21 Protein or Product or (iv) a method of using an IL-21 Gene, IL-21 Protein or Product.

(i)	As of the Effective Date NN has disclosed and delivered to ZGEN copies of all patents and patent applications Controlled by NN or its Affiliates that are licensed to ZGEN pursuant to the Cross-License Agreement.

SECTION 9.2. Representations, Warranties and Covenants of ZGEN. ZGEN represents and warrants to and covenants with NN that:

(a)	ZGEN is a corporation duly organized, validly existing and in corporate good standing under the laws of the state of Washington; and

(b)	ZGEN has the corporate and legal right, title, authority and power to enter into this Agreement; and

(c)	ZGEN has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

(d)	upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of ZGEN, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or, at law); and

(e)	the performance of its obligations under this Agreement will not conflict with or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

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(f)	ZGEN will not during the Term enter into any agreements, contracts or other arrangements that would prevent ZGEN from meeting its obligations or adversely impact NN’s rights under this Agreement; and

(g)	ZGEN will comply with all applicable laws, regulations and guidelines in connection with the performance of ZGEN’s obligations under this Agreement.

(h)	As of the Effective Date, Appendix C identifies all worldwide patents and patent applications Controlled by ZGEN or its Affiliates as of the Effective Date and that specifically recite as a claim element (i) an IL-21 Gene, IL-21 Protein or Product, (ii) a process, formulation and/or mixture comprising an IL-21 Gene, IL-21 Protein or Product, (iii) a method of making or manufacturing an IL-21 Protein or Product or (iv) a method of using an IL-21 Gene, IL-21 Protein or Product.

SECTION 9.3. Warranty Disclaimer. ALL SUBJECT MATTER LICENSED HEREUNDER IS LICENSED OR OTHERWISE PROVIDED ON AN “AS IS” BASIS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO THEIR RESEARCH AND DEVELOPMENT PROGRAMS, IL-21 GENE, IL-21 PROTEIN, LICENSED PATENTS, LICENSED KNOW-HOW, IL-21 ZGEN PATENT RIGHTS, IL-21 ZGEN KNOW-HOW, PRODUCTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT. EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF PATENTS OR OTHER RIGHTS OF THIRD PARTIES AND PATENTABILITY WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

SECTION 9.4. Limited Liability. EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER NN NOR ZGEN WILL BE LIABLE WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE OR EXEMPLARY DAMAGES.

ARTICLE 10

Miscellaneous

SECTION 10.1. Assignment. This Agreement may not be assigned by either party without prior written consent of the other party, except to a successor or a purchaser of all or substantially all of the party’s assets and business or to an Affiliate; provided, however, that (i) in the event of any assignment by a party (“Assigning Party”) to another party (“Assignee Party”), the Assignee Party agrees in writing to assume all rights and obligations of the Assigning Party under this Agreement, and that (ii) in the event of an assignment by an Assigning Party to an Affiliate, such Affiliate’s rights under this Agreement shall terminate once it ceases being an Affiliate of the Assigning Party (however, its rights may be reassigned back to the Assigning Party at the time it ceases being an Affiliate of the Assigning Party). In the event of any

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permissible assignment under this Agreement, the assignor and assignee shall be jointly and severally liable for assignor’s obligations hereunder.

SECTION 10.2. Assignment of Payments. NN shall have the right to assign its right to receive any payments under this Agreement. NN shall provide to ZGEN written notice of such assignment within fourteen (14) days of any such assignment and include the relevant details of such assignment to enable ZGEN to send timely payments to NN’s assignee. Any assignment not conducted in accordance with this Agreement shall be void.

SECTION 10.3. Relationship between the Parties. Nothing in this Agreement is intended to create or shall be deemed to constitute a partnership, agency or joint venture relationship between the parties or their Commercialization Partners, Sublicensees, contractors or licensees. Neither party shall be responsible for the acts or omissions of the other party, and neither party shall have the authority to speak for, represent or obligate the other party in any way without the prior written authority of the other party, in each case, unless otherwise provided herein.

SECTION 10.4. Public Announcements. Except as otherwise may be required by law or regulation, neither party shall make any public announcement, written or oral, concerning this Agreement or the subject matter hereof, without the prior written approval of the other party, such approval not to be unreasonably withheld or delayed. However, the parties shall have the right to disclose or announce information concerning the existence and general nature of this Agreement, provided that, neither party may disclose to any third party any information that constitutes Confidential Information unless the third party to whom such party wishes to disclose such Confidential Information has agreed to maintain such information confidential on terms no less stringent than those set forth in ARTICLE 6.

SECTION 10.5. Use of Names, Trade Names and Trademarks. Except as expressly provided herein, nothing contained in this Agreement shall be construed as conferring any right on either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party hereto, including any contraction, abbreviation or simulation of any of the foregoing, unless the express prior written permission of such other party has been obtained.

SECTION 10.6. Force Majeure. If either party to this Agreement is prevented or delayed in the performance of any of its obligations under this Agreement by force majeure, and if such party gives written notice thereof to the other party specifying the matters constituting force majeure, together with such evidence as it can reasonably give and specifying the period for which it is estimated that such prevention or delay will continue, then the party in question shall be excused from the performance of its obligations or the punctual performance thereof as the case may be as from the date of such notice for so long as such cause of prevention or delay shall continue. For the purpose of this Agreement, “force majeure” shall be deemed to be any cause affecting the performance of this Agreement arising from or attributable to acts, events, omissions or accidents beyond the reasonable control of the party.

SECTION 10.7. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Washington (without regard to its choice of law provisions).

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SECTION 10.8. Dispute resolution. The parties shall attempt to resolve through good faith discussions any dispute between the parties that arises under this Agreement that cannot be resolved by the JSC. All such disputes shall, upon receipt of written notice from one party to the other regarding the existence and nature of the dispute, first be referred to each party’s CEO or to their authorized representative. If they are unable to resolve a dispute within thirty (30) days after the initial meeting between the CEOs, then the dispute may be referred to alternative dispute resolution in Chicago, Illinois in accordance with the rules and procedures of the International Centre for Dispute Resolution; provided that arbitrators shall be experts in the field of biotechnology. Notwithstanding the above, the alternative dispute resolution process pursuant to this SECTION 10.8 shall be non-binding and shall not prohibit either party from pursuing at any time any other legal right, power or remedy, including bringing an action or suit in a court of law.

SECTION 10.9. Waiver of Remedies. No forbearance, failure, delay or indulgence by either party in enforcing the provisions of this Agreement, or exercising any right, power or privilege under the provisions of this Agreement, shall prejudice or restrict the rights of, or remedies available to, that party, nor shall any waiver of its rights operate as a waiver of any subsequent breach, and no right, power or remedy herein conferred upon or reserved for either party is exclusive of any other right, power or remedy available to that party.

SECTION 10.10. Amendment and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective.

SECTION 10.11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior oral and written agreements, understandings or arrangements relating to the subject matter hereof, but does not supersede the Second Restated License Agreement, the Cross-License Agreement, the Cross-License Letter Agreement, the Master Services Agreements or the Master Services Letter Agreement. For the avoidance of doubt, the Collaborative Agreement and the Process Development Agreement had expired prior to the Effective Date. No addition to or modification of any provision of this Agreement shall be binding upon the parties, unless made in writing and signed by a duly authorized representative of each of the parties.

SECTION 10.12. Notices. All notices or other communication hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, faxed with receipt acknowledged (and with a confirmation copy also sent by registered mail, return receipt requested), or delivered by a recognized commercial courier service with receipt acknowledged, postage prepaid, as follows:

If to NN:	Novo Nordisk A/S Novo Allé DK-2880 Bagsvaerd
Denmark

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Attn: Head of Business Development
Facsimile: [ * ]

With a copy to:	Novo Nordisk Legal Department Novo Allé DK-2880 Bagsvaerd
Denmark

Facsimile: [ * ]

If to ZGEN:

ZymoGenetics, Inc. 1201 Eastlake Avenue East Seattle, WA 98102
Attn: Senior Vice President and General Counsel, Law and Compliance Department Facsimile: [ * ]

or to such other addresses as the addressee may have specified in a notice duly given to the sender as provided herein. Such notices or other communication will be deemed effective as of the date so delivered (either personally or by courier service) or faxed.

SECTION 10.13. Severability. The parties agree that, if any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such provision shall be enforced to the maximum extent permitted by law and the parties’ fundamental intentions hereunder, and the remaining provisions hereof shall not be affected, impaired or invalidated and shall continue in full force and effect.

SECTION 10.14. Headings. The headings contained herein are for reference only and shall not be considered a part of this Agreement, nor shall they in any way affect the interpretation hereof.

SECTION 10.15. Review of Agreement. This Agreement has been submitted to the scrutiny of both parties and their counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its being drafted by or for one of the parties.

SECTION 10.16. Compliance with Laws; Export Regulations. In performance of this Agreement, each party shall comply with all laws, regulations, rules, orders and other requirements and guidelines (e.g., record retention provisions of ICH Q7A guidelines), now or hereafter in effect, and governmental authorities having jurisdiction. This Agreement and any information provided hereunder are subject to restrictions concerning the export of information and materials that may be imposed by governmental authorities. Accordingly, the parties agree that they will not export, directly or indirectly, any information or materials acquired under this Agreement or any products utilizing such information or materials to any country for which a governmental authority at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate governmental authority when required by an applicable statute or regulation.

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SECTION 10.17. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

SECTION 10.18 Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

ZymoGenetics, Inc.

By:	/s/ Douglas E. Williams	Date: 1/16/09
Douglas E. Williams
Chief Executive Officer

Novo Nordisk A/S

By:	/s/ Jesper Brandgaard	Date:
Jesper Brandgaard
Chief Financial Officer

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